Exhibit 99.1
Q4 2010 Conference Call Script
January 26, 2011 1:00 p.m.
Dan Greenfield:
Thank you. Good afternoon and welcome to the Allegheny Technologies earnings conference call for the fourth quarter and full year 2010. This conference call is being broadcast on our website at www.ATIMetals.com. Members of the media have been invited to listen to this call.
Participating in the call today are Pat Hassey, Chairman and Chief Executive Officer, Rich Harshman, President and Chief Operating Officer, and Dale Reid, Senior Vice President Finance and Principle Financial Officer.
All references to net income and earnings in this conference call mean net income and earnings “attributable to ATI”. Comments on our expectations for 2011 and beyond do not include any impact from our pending acquisition of Ladish. In addition, as I am sure you appreciate, we cannot comment or entertain questions regarding Ladish since the acquisition is not yet complete.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.

Please note that all forward-looking statements this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

Pat Hassey:
Thanks, Dan. And, thanks to everyone for joining today’s call.
Overall, 2010 was a much better year than 2009 with sales up 33% to back over $4 billion in revenue. 2009 net income was up 125% to $0.72 per share. 2010 turned out to be the transition year we had forecasted. Improvements in our markets are the basis for our 2011 outlook.
Disappointing as the fourth quarter may appear at $0.15 per share, it was a greatly improved bookings quarter and good start for 2011. High Performance Metals has increased its backlog by 40% to over $650 million, and Flat Rolled Products revenues are forecasted up 15% for the first quarter 2011. Engineered Products bookings are stronger and are growing.
It was a quarter where we were impacted by $19.5 million in LIFO Inventory Reserve Charges for nickel and other raw materials, and it was the quarter where we took added one-time charges on start-up delays at our Rowley titanium facility, of $20.0 million. Overall, a negative $0.26 per share impact.
Our key global markets are performing well. 2010 was the transition year to the resumption of strong secular growth in our key global markets beginning in 2011. We see the second half 2011as stronger than the first half due to a ramping aerospace market beginning in the third quarter and continuing in 2012.

For 2010, we saw strong year-on-year recovery... some key measures:
•	ATI is now more global than ever. Direct international sales were 32% of the total.

•	Segment operating profit for 2010 was $356 million, a 26% increase compared to the previous year. 2010 results included a $60 million LIFO charge and $62 million of idle facility and start-up costs.

•	Gross cost reductions in 2010 were $135 million.

•	We generated positive cash from operating profits in 2010, and—
•	We rebuilt $318 million in working capital necessary to meet increasing market demand for 2011.

•	We also continued to modernize our facilities and enhance our manufacturing capabilities by investing $219 million of new capital.

While start-up costs were a short-term headwind in 2010, we expect our strategic capital projects to benefit ATI performance in 2011 and beyond.
•	The melt shop consolidation at our Brackenridge, Pennsylvania specialty melt shop reduces a footprint, and is expected to provide up to $30 million of annualized cost reductions.

•	Our titanium and superalloy facility in Bakers, NC continues to obtain additional customer qualifications. It adds much needed forging and finishing capacity and capabilities. The timing on the completion of this project looks good as demand increases from our aerospace, oil and gas, and medical customers.

•	The ramp-up process at our Rowley, UT premium-titanium sponge facility is continuing:
•	The sponge chemistry is meeting premium-grade specifications.

•	We are currently using Rowley titanium production for industrial applications.

•	We are focused on further reducing variability, standardizing the process, and improving yields.

•	We expect to be producing at a 20 million pound annual rate by the second half of 2011.

As we look at growth opportunities in 2011, our strategy continues to increase our participation in selected market sectors that demonstrate long-term secular growth trends greater than average global GDP.
These key global markets represented 67% of ATI sales in 2010:
•	Aerospace and defense remained our largest market at over 25% of sales.

•	Oil & gas/chemical process industry grew to 20% of sales.
•	(Oil & Gas stood out in 2010, growing by over 50% compared to 2009.)
•	Electrical energy was 17% of sales.

•	Medical, at a record 6% of sales, was our fastest growing market, improving by over 90% in 2010 compared to 2009.
•	This growth was driven through biomedical applications which were mostly titanium.

•	In addition, the new and more powerful MRI devices require considerably more of our niobium-titanium wire than previous models.
The performance of our key global growth markets in 2010 demonstrates the advantage of ATI’s diversified global reach. As I have said, we can move our periscope to find the best available market for our products...and we do.

Strong fourth quarter order receipts provide a lot of momentum going into 2011.
•	High Performance Metals segment backlog at the end of 2010 increased to over $650 million, 40% higher than year-end 2009.
•	Our titanium alloy, nickel-based alloy, and specialty alloy backlog represents strong demand from the aerospace, oil and gas, and medical markets.
•	We are routinely quoting deliveries for most of these products well into the second quarter, and even into the third quarter 2011 for certain product forms.
•	The backlog in our exotic alloys business began to recover during the fourth quarter, particularly when we received several orders from the chemical processing industry.

•	Our Flat-Rolled Products enters 2011 with a strong backlog of high-value products:
•	During the fourth quarter 2010, our Uniti joint venture announced the largest titanium order in its history. Uniti was chosen to supply a significant portion of the titanium strip required to make welded tubing for the world’s largest seawater desalination facility located in Saudi Arabia.

•	In the oil and gas and chemical process industry, we booked several large orders for 2011 shipment. In addition, a number of very large orders are pending for our titanium, nickel-based alloy, and specialty alloy sheet and plate. These projects are nearly all international sales for ATI.
•	ATI is benefitting from two alloy substitution trends that if realized could be significant to our sales for the next several years.
•	First, titanium is replacing copper nickel alloys in large desalination plants.

•	Second, metallurgical bonded, nickel-based alloy clad pipe, is replacing conventional corrosion resistant alloy pipe in “sour gas” applications.

Other trends in Flat-Rolled Products:
•	We improved our position in the aerospace market for titanium and nickel-based alloy sheet requirements.

•	We also improved our position for our Precision Rolled Strip® products with large global automotive parts makers. ATI is attractive to these customers because we are able to provide seamless service to their operations around the world.

•	We expect grain-oriented electrical steel shipments to be essentially flat in 2011 due to our LTAs and a better mix of products as a result of growth in demand for high-efficiency transformers.
•	As global markets recover, first we see improved volume... then follows better pricing. We expect to see higher base prices for most of our high-value products during 2011.
•	For example, we recently announced two price increases for certain nickel-based alloys and specialty alloys in flat-rolled product forms, and also increased prices for these alloys in long product forms.

•	In addition, Uniti, our industrial titanium joint venture, recently announced that it is increasing prices for its CP titanium products.

•	We believe demand will increase for our stainless sheet and plate products during 2011, as the U.S. economy continues to grow. Service center activity is improving, and seasonally adjusted inventory levels remain below 3 months. In addition, pipe and tube activity continues to improve, particularly in the oil and gas, chemical process industry, and electrical energy markets.
Most of the markets served by our Engineered Products segment continued to recover in 2010. Our steel forgings business stands out:
•	Sales increased by over 80% compared to 2009.

•	78% of its sales were to the transportation market, mostly Class 8 trucks, and to the construction and mining market, mostly large off-road vehicles and equipment.

•	Of note, this forging business has, in the past cycles, been a leading indicator of U.S. economic recovery.

We continue to have a strong balance sheet:
•	Cash on hand was $432 million at the end of the year.

•	Net debt to total capitalization improved to 24%.

•	Total debt to capitalization improved to 34%.
On January 7, 2011, ATI issued $500 million of investment-grade senior notes. The new senior notes along with $432 million cash-on-hand at the end of the year, and a $400 million undrawn, unsecured domestic credit facility, provide ATI with ample liquidity to meet our cash needs in 2011, which we expect to include:
•	Nearly $400 million to complete the Ladish acquisition.

•	Additional investments in receivables with expected sales growth.

•	Capital investments, which are forecasted to be in the range of $300 to $350 million in 2011.

•	And, debt maturities of approximately $125 million.

Strength in our key markets gives us confidence in 2011:
•	We believe aerospace remains a growth market for ATI and we remain bullish:
•	Both Boeing and Airbus have:
•	One, announced planned increases to their production schedules, and

•	Two have indicated that further production increases are being considered
•	Their backlogs are strong with nearly 7,000 large aircraft and backlogs are being extended by new orders. In 2010, both Boeing and Airbus recorded unit book-to-build rates greater than 1.
Single-aisle aircraft production rates are growing.
Double-aisle aircraft production rates, such as for Boeing’s 777 and 747-8, are also growing.
Recently, Boeing reset the first delivery for its 787 Dreamliner to the third quarter 2011and restarted the flight test schedule.
•	We continue to believe that the 787 will be one of the great innovations of our time.

•	We also believe that Boeing will ramp production of this plane as fast as it can.

•	And that it will challenge the supply chain...ATI will be ready.

•	For ATI, aero-engine demand is being driven by all of the aircraft production schedules mentioned. In addition, aero-engine spares demand is being driven by strong recovery in passenger and freight traffic and the growing size of the global fleet.
ATI is innovating for the future of aerospace. We have introduced new products to improve customer productivity and cost:
•	In 2010, we announced the first long-term agreement for the use of our new ATI 718Plus® alloy for jet engine applications. This innovative new alloy is now being used for more parts, and continues to gain share on the newest jet engines.

•	Following technical and commercial rollouts of ATI 425® alloy titanium sheet and plate in 2010, the team is working with several aerospace, defense, and non-aerospace customers who are interested in using this innovative new material.
•	Several fast track development opportunities are now underway.

Turning to the oil and gas market/chemical process industry:
•	We believe that our second largest market remains a strong growth market for ATI. We have established ourselves as a global leader and a reliable source of complex, difficult-to-produce specialty metals. ATI is known for our industry-leading product quality, reliability, and delivery performance. As a result, sales grew over 50% last year compared to 2009:
•	ATI is well positioned to provide our high-value products for downhole cable, for piping requirements, and for structural requirements used in offshore rigs.

•	We have won and are well-positioned to win additional orders for our nickel-based alloy and specialty alloy plate products for use in oil and gas pipelines.

•	Downhole drilling and completion bookings remain strong.

•	The global shale gas story creates demand for our tungsten carbide drill bit bodies and compacts as well as directional steering tools made from our ATI Datalloy2® collars.

ATI is innovating for the future of the oil and gas/chemical process industry:
•	We have an industry-leading range of duplex stainless steels. Our customers can choose the optimum alloy containing the mix of nickel and moly best suited for a wide variety of corrosive environments.

•	Bookings are strong, and customers are showing high interest in machined parts made at our new precision machine facility in Sheffield, UK. Most parts are made using our proprietary Datalloy2 specialty steels, and are used for non-magnetic drill collars.

The strategic growth initiatives we have taken allow us to (1) improve our share and (2) grow in 2011:
1.	We expect 2011 total titanium shipments to increase by approximately 30% to 50 million pounds.

2.	We have again targeted a minimum of $100 million in gross cost reductions for 2011.

3.	Capital expenditures are forecasted at $300 to $350 million as the construction our Hot-Rolling and Processing Facility moves forward.

4.	Our U.S. defined benefit pension plan is fully funded. And, we expect retirement benefit expense to be $13 million lower in 2011 than in 2010.
In total,
•	We expect 2011 revenue growth of 15% to 20% compared to 2010.

•	We expect to realize the benefits of our improving efficiencies and new facilities, products, and capabilities.

•	And we expect segment operating profit to be approximately 15% of sales.
Operator, we will now open the call for any questions.
Q&A Portion of the Conference Call
Dan Greenfield:
Thank you, Pat. Thanks to all of the listeners for joining us today. That concludes our conference call.

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